Synergy Financial Group, Inc.
310 North Avenue East
Cranford, NJ  07016



FOR IMMEDIATE RELEASE
---------------------

For further information contact:
Ralph A. Fernandez
Vice President and
Chief Financial Officer
Synergy Financial Group, Inc.
(908) 956-3287


                          Synergy Financial Group, Inc.
                          -----------------------------
                     Completes Initial Stock Sale to Public
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Cranford,  New Jersey (September 17, 2002) - John S. Fiore,  President and Chief
Executive Officer of Synergy Financial Group, Inc. (the "Company"), announced today that the Company, which is the holding company for Synergy Bank and Synergy Financial Services, Inc., completed a minority stock offering and issuance of 43.5% of its outstanding common stock. A total of 1,454,750 shares were sold, at $10.00 per share, to eligible depositors of Synergy Bank in a subscription offering. The majority of shares will continue to be owned by Synergy, MHC, the Company's mutual holding company parent, which owned 100% of the outstanding stock of the Company prior to the minority offering.

Mr. Fiore indicated that the board of directors of the Company expresses its appreciation for the response to the stock offering and that the Company looks forward to continuing to serve the needs of its customers and the community. The offering was managed by Trident Securities, a division of McDonald Investments Inc. of Raleigh, North Carolina. Malizia Spidi & Fisch, PC of Washington, D.C. acted as special counsel to the Company. The stock is expected to commence trading on the OTC Electronic Bulletin Board under the symbol "SYNF" on or about September 18, 2002.

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